[Ernst & Young LLP Letterhead]



Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 22, 2002


Dear Sir/Madam:

We have read Item 4 of the Form 8-K dated April 22, 2002 of ServiceWare Technologies, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP